Exhibit 99.1

M3-BRIGADE ACQUISITION II CORP. ANNOUNCES CANCELLATION OF SPECIAL MEETING OF STOCKHOLDERS

NEW YORK, December 21, 2022 – M3-Brigade Acquisition II Corp. (NYSE: MBAC) (“MBAC” or the “Company”) announced today the cancellation of its special meeting of stockholders (the “Special Meeting”) originally scheduled for December 19, 2022, and postponed to December 23, 2022, and to withdraw from consideration by the stockholders of MBAC the proposals set forth in MBAC’s Definitive Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on December 7, 2022. MBAC has determined to cancel the Special Meeting because it received insufficient withdrawals of previous elections by MBAC’s stockholders to redeem all of their shares of MBAC Class A common stock. MBAC had previously announced that it did not anticipate proceeding with the Special Meeting if the amount in MBAC’s trust account would fall below $45 million post-redemptions. As a result of the cancellation of the Special Meeting, the Company will not complete any redemption of shares of MBAC Class A common stock previously elected by MBAC’s stockholders. Any shares of MBAC Class A common stock already submitted for redemption will be returned to stockholders promptly. MBAC intends to continue to seek a target for its initial business combination prior to MBAC’s scheduled termination date on March 8, 2023.

About M3-Brigade Acquisition II Corp.

MBAC is a special purpose acquisition corporation formed for the purpose of effecting a merger, stock purchase or similar business combination with one or more businesses. MBAC is led by key executives of M3 Partners, LP, a leading financial advisory services firm that specializes in assisting companies at inflection points in their growth cycle, and Brigade Capital Management, LP, a leading global investment advisor that was founded in 2006 to specialize in credit-focused investment strategies and has approximately $30 billion in assets under management.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. These forward-looking statements and factors that may cause such differences include, without limitation, uncertainties relating to our ability to complete our initial business combination and other risks and uncertainties indicated from time to time in filings with the SEC, including “Risk Factors” in the Definitive Proxy Statement and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on April 15, 2022, and our Quarterly Reports on Form 10-Q filed with the SEC on May 23, 2022, August 12, 2022 and November 14, 2022 and in other reports we file with the SEC. MBAC expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in MBAC’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

M3-Brigade Acquisition II Corp.

c/o M3 Partners, LP

1700 Broadway

19th Floor

New York, NY 10019

www.m3-brigade.com

Investor Relations

Kristin Celauro (212) 202-2223